Exhibit 23(c)

CONSENT OF
WRIGHT & COMPANY, INC.

Exhibit 23(c)

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the references to our company in the Prospectus portion of the Registration Statement and any supplements or post-effective amendments thereto, including under the heading “Experts.”

Wright & Company, Inc.	By:	/s/ D. Randall Wright
Brentwood, Tennessee		D. Randall Wright
January 17, 2008		President